Exhibit 15.36

EXECUTION VERSION

Up to US$315,000,000

FACILITY AGREEMENT

dated 18 August 2009

for

PT INDOSAT TBK

as Borrower

arranged by

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

and

ABN AMRO BANK N.V., HONG KONG BRANCH

with

HSBC BANK PLC

acting as Facility Agent

and

HSBC BANK PLC

acting as EKN Agent

FACILITY AGREEMENT

CONTENTS

CLAUSE		PAGE

SECTION 1
DEFINITIONS AND INTERPRETATION

1.	Definitions and Interpretation	1

SECTION 2
THE FACILITY

2.	The Facility	19

3.	Purpose	19

4.	Conditions of Utilization	20

SECTION 3
UTILIZATION

5.	Utilization	21

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	23

7.	Prepayment and Cancellation	23

SECTION 5
COSTS OF UTILIZATION

8.	Interest	26

9.	Interest Periods	27

10.	Changes to the calculation of interest	27

11.	Fees and EKN Premium	29

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross Up and Indemnities	30

13.	Increased Costs	32

14.	Other Indemnities	33

15.	Mitigation by the Lenders	34

16.	Costs and Expenses	34

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations	36

18.	Information Undertakings	39

19.	Financial Covenants	42

20.	General Undertakings	42

21.	Events of Default	47

SECTION 8
CHANGES TO PARTIES

22.	Changes to the Lenders	51

23.	Changes to the Borrower	56

ii

SECTION 9
THE FINANCE PARTIES

24.	Role of the Facility Agent and the Arranger	57

25.	Role of the EKN Agent	61

26.	Conduct of Business by the Finance Parties	62

27.	Sharing among the Finance Parties	63

SECTION 10
ADMINISTRATION

28.	Payment Mechanics	65

29.	Set-Off	67

30.	Notices/Communications	67

31.	Calculations and Certificates	68

32.	Partial Invalidity	69

33.	Remedies and Waivers	69

34.	Amendments and Waivers	69

35.	Counterparts	70

SECTION 11
GOVERNING LAW AND ENFORCEMENT

36.	Governing Law	71

37.	Arbitration	71

iii

THIS FACILITY AGREEMENT (the “Agreement”) is dated 18 August 2009 and made between:

(1)	PT INDOSAT TBK (the “Borrower”);

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED and ABN AMRO BANK N.V., HONG KONG BRANCH as mandated lead arrangers (whether acting individually or collectively, the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS specified in Schedule 1 (Original Lenders) as lenders (the “Original Lenders”);

(4)	HSBC BANK PLC as facility agent of the other Finance Parties (the “Facility Agent”); and

(5)	HSBC BANK PLC as agent for EKN (the “EKN Agent”).

IT IS AGREED as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” of any specified person means:

(a)	any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, or

(b)	any other person who is a commissioner or director or officer of:

(i)	such specified person;

(ii)	any Subsidiary of such specified person; or

(iii)	any person described in (a) above.

For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing,

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Authorization” means an authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment at any time under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility at such time; and

(b)	in relation to any proposed Utilization, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilization Date.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including 15 September 2009;

(b)	in relation to Facility B, the period from and including 16 September 2009 to and including 31 July 2010; and

(c)	in relation to Facility C, the period from and including 1 August 2010 to and including 31 March 2011.

“Available Facility” means, in relation to a Facility, the aggregate amount of each Lender’s Available Commitment at any time in respect of that Facility.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Jakarta, Hong Kong, London and Stockholm and if on that day a payment is to be made, New York City.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Clause 20.7 (Liens), a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such persons, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“CIRR” means the commercial interest rate for Dollars, being 2.60 per cent. per annum.

“Commercial Contract” means, collectively, the equipment supply and delivery agreement dated 3 April 2007 between the Borrower and the Suppliers (as may be amended, supplemented or modified from time to time) for the supply and delivery of certain cellular telecommunication equipment, software and documentation in accordance with the terms set out therein and each purchase order issued there under up to 31 March 2011.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

“Commitment Fee” has the meaning given to it in the SEK Funding Cost Letter.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Facility Agent.

“Currency Exchange Protection Agreement” means, in respect of a person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such person against fluctuations in currency exchange rates.

“Debt” means, with respect to any person on any date of determination (without duplication):

(a)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(b)

all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers which bear interest or on which interest accrues and where payment for such accounts payable is due more than six (6) Months after the relevant invoice date, but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to such member of the Group which is subordinated to the indebtedness falling under paragraph (a) or (b) above.

“Default” means an Event of Default or any event or circumstance under Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)

from communicating with other Parties in accordance with the terms of the Finance Documents, (and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” means, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, extraordinary and exceptional items) plus depreciation and amortization and, in the case of any testing or calculation of the ratio of aggregate Debt of the Group to EBITDA of the Group referred to in Clause 19.2(ii), after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

“EKN” means Exportkreditnämnden (The Swedish Export Credits Guarantee Board), the export credit agency of the Kingdom of Sweden.

“EKN’s Conditions” means EKN’s General Conditions for Export Credit Guarantees in respect of Loss on Production and Loss on Claim, October 1996 or as subsequently amended.

“EKN Documents” means the EKN Offer, the EKN Guarantee and EKN’s Conditions.

“EKN Guarantee” means each guarantee (incorporating EKN’s Conditions) issued or to be issued pursuant to the EKN Offer by EKN to the EKN Agent and in favour of the Lenders in respect of at least 95% of political risks and 95% of commercial risks in relation to the Loans.

“EKN Offer” means the offer with reference no. 2009-10565-1 (as amended, varied or supplemented from time to time) to provide one or more guarantees, given by EKN to the EKN Agent in favour of the Lenders.

“EKN Premium” means in respect of the EKN Guarantee, the premium payable by the Borrower to the EKN Agent (for the account of EKN), being the premium down payment:

(a)	in relation to Facility A, 0.98 per cent. flat calculated on the Total Facility A Commitments;

(b)	in relation to Facility B, 1.05 per cent. flat calculated on the Total Facility B Commitments; and

(c)	in relation to Facility C, 1.05 per cent. flat calculated on the Total Facility C Commitments.

“EKN Premium Margin” means in respect of the EKN Guarantee, the amount payable by the Borrower to the Facility Agent (for the account of EKN) as shown below as a portion of the interest rate:

(a)	in relation to Facility A, 1.58 per cent. per annum;

(b)	in relation to Facility B, 1.61 per cent. per annum; and

(c)	in relation to Facility C, 1.61 per cent. per annum.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in the Republic of Indonesia which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business in the Republic of Indonesia of any member of the Group conducted on or from the properties in the Republic of Indonesia owned or used by the relevant member of the Group.

“Equipment” means equipment and related services provided or to be provided by the Supplier as set out in the Commercial Contract which is eligible for support by EKN under the EKN Documents.

“Equity” means total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to any member of the Group which is subordinated to any Debt.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Export Content” means the aggregate amount attributable to eligible goods and services of Swedish origin, being up to:

(a)	US$117,647,058.82 in respect of Facility A; and

(b)	US$215,132,089.41 in respect of Facility B and Facility C,

related to purchase orders under the Commercial Contract.

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the USD term loan facility provided under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Facility A Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Schedule 1 ( Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the days which are 6, 12, 18, 24, 30, 36, 42, 48, 54, 60, 66, 72, 78 and 84 Months after the Starting Point of Credit in respect of Facility A.

“Facility B” means the USD term loan facility provided under this Agreement as described in paragraph (b) of Clause 2.1 (The Facility).

“Facility B Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 ( Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Repayment Date” means each of the days which are 6, 12, 18, 24, 30, 36, 42, 48, 54, 60, 66, 72, 78 and 84 Months after the Starting Point of Credit in respect of Facility B.

“Facility C” means the USD term loan facility provided under this Agreement as described in paragraph (c) of Clause 2.1 (The Facility).

“Facility C Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Facility C Commitment” in Schedule 1 ( Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility C Repayment Date” means each of the days which are 6, 12, 18, 24, 30, 36, 42, 48, 54, 60, 66, 72, 78 and 84 Months after the Starting Point of Credit in respect of Facility C.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer neither of whom is under undue pressure or compulsion to complete the transaction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the EKN Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means:

(a)	in relation to Facility A, the date which is 84 Months after the Starting Point of Credit in respect of Facility A;

(b)	in relation to Facility B, the date which is 84 Months after the Starting Point of Credit in respect of Facility B; and

(c)	in relation to Facility C, the date which is 84 Months after the Starting Point of Credit in respect of Facility C.

“Finance Documents” means:

(a)	this Agreement;

(b)	the SEK Funding Cost Letter;

(c)	any Fee Letter; and

(d)	any other document designated as such by the Facility Agent and by the Borrower,

and each being a “Finance Document”.

“Finance Parties” means:

(a)	the Facility Agent;

(b)	the Arranger;

(c)	the EKN Agent; or

(d)	a Lender;

with each being a “Finance Party”

“GAAP” means generally accepted accounting principles in Indonesia.

“Group” means the Borrower and its Subsidiaries.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)	entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part),

provided, however, that the term “guarantee” shall not include:

(a)	endorsements for collection or deposit in the ordinary course of business; or

(b)

a contractual commitment by one person to invest in another person if, as a result of such commitment, such other person is merged or consolidated into, or transfers all or substantially all of its property to the Borrower or any other member of the Group, provided that such other person’s primary business is the same or substantially similar to that of the Borrower or such other member of the Group (as the case may be).

“Hedging Obligation” of any person means any obligation of such person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“IDR” means the lawful currency of the Republic of Indonesia.

“Incur” means, with respect to any Debt or other obligation of any person, to create, issue, incur, extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that a change in GAAP that results in an obligation of such person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt.

“Indirect Tax” means any goods and services tax, consumption tax, VAT or any tax of a similar nature.

“Indosat Towers” means the telecommunication tower structures owned by the Borrower designed and constructed specially to support antennas for transmission or reception or retransmission of electronic signals in the Telecommunications Business, including associated civil and mechanical structure and interests in the real property on which any such tower structure is located.

“Interest Expense” means for any period, interest expense on Debt.

“Interest Payment Date” means the last day of an Interest Period.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate Agreement” means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates or reduce borrowing costs and/or costs of Currency Exchange Protection Agreement.

“Lenders” mean:

(a)	the Original Lender; and

(b)	SEK or any bank or financial institution or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders) or EKN,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan.

“Lien” means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Local Costs” means the aggregate amount attributable to eligible goods and services of Indonesian origin, being up to US$99,833,744.47 related to purchase orders under the Commercial Contract or such other amount provided that such amount does not exceed an amount which is equal to 30 per cent. of the Export Content.

“London Business Day” means a day (other than a Saturday or Sunday) on which deposits may be dealt in on the Relevant Interbank Market and banks are open for general business in London.

“Majority Lenders” means:

(a)

if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50% of all the Loans then outstanding.

“Margin” means:

(a)	in relation to Facility A, 0.25 per cent. per annum;

(b)	in relation to Facility B, 0.05 per cent. per annum; and

(c)	in relation to Facility C, 0.05 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets, operations or financial condition of the Borrower or of the Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Licence” means, with respect to the Borrower or any other member of the Group, any licence, authorization or concession to operate its current business, which, at the time of determination, accounts for more than 10% of the EBITDA for the four full fiscal quarters next preceding the date of determination for which consolidated financial statements of the Group are available.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower which:

(a)	has total revenue representing 10 per cent. or more of the total revenue of the Group calculated on a consolidated basis; or

(b)	has total assets representing 5 per cent. or more of the total assets of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraphs (a) and (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower under Clause 18.2 (Compliance Certificate) and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Non-Recourse Debt” means Debt:

(a)

as to which neither the Borrower nor any other member of the Group (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (2) is directly or indirectly liable as a guarantor or otherwise or (3) constitutes the lender; and

(b)

no default with respect to which would permit upon notice, lapse of time or both any holder of any other Debt of the Borrower or any other member of the Group to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity.

“Officer” means the President Director or any Director of the Borrower, who is authorized to represent the Borrower based on its Articles of Association.

“Offshore Lender” means a Lender other than an Onshore Lender.

“Onshore Lender” means a Lender that is a bank which is resident in Indonesia for the purposes of paying Indonesian corporation tax or that is deemed to be an Indonesian bank under applicable banking laws and regulations or that is a resident of a country which has a tax treaty with Indonesia which reduces the effective rate of Indonesian withholding tax on interest payments to that Lender in respect of the Facility to zero.

“Original Financial Statements” means in relation to the Borrower, its audited consolidated financial statements for its financial year ended 31 December 2008.

“Party” means a party to this Agreement.

“Permitted Liens” means:

(a)	Liens to secure Purchase Money Debt of the Borrower or any other member of the Group; provided that:

(i)

the aggregate principal amount of such Debt subject to such Liens does not exceed 100% of the sum of (i) the Fair Market Value (on the date of the Incurrence thereof) of the applicable Telecommunication Assets, (ii) the Fair Market Value of any services to be provided to the Borrower or such other member of the Group by the seller of the Telecommunication Assets in connection therewith, (iii) the amount of interest on such Debt permitted to be capitalized during the period of construction and installation of such assets under GAAP and (iv) any fees required to be paid by the Borrower or such other member of the Group with respect to such Debt; and

(ii)

any such Lien may not extend to any Property of the Borrower or any other member of the Group, other than the Property acquired, constructed or leased with the proceeds of such Purchase Money Debt and any improvements or accessions to such Property;

(b)

Liens for taxes, assessments or governmental charges or levies on the Property of the Borrower or any other member of the Group if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Borrower or any other member of the Group arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d)

Liens on the Property of the Borrower or any other member of the Group Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Borrower and the member of the Group taken as a whole;

(e)

Liens on Property at the time the Borrower or any other member of the Group acquired such Property, including any acquisition by means of a merger or consolidation with or into the Borrower or any other member of the Group; provided, however, that any such Lien may not extend to any other Property of the Borrower or any other member of the Group; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Borrower or any other member of the Group;

(f)

Liens on the Property of a person at the time such person becomes a member of the Group; provided, however, that (i) any such Lien may not extend to any other Property of the Borrower or any other member of the Group that is not a direct Subsidiary of such person and (ii) any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a member of the Group;

(g)

Pledges or deposits by the Borrower or any other member of the Group under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any other member of the Group is party, or deposits to secure public or statutory obligations of the Borrower, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h)	Utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(i)

Liens existing on the date of this Agreement not otherwise described in Clauses (a) through (h) above, provided that any such Liens shall secure only those obligations which they secure on the date of this Agreement;

(j)

Liens on the Property of the Borrower or any other member of the Group to secure any refinancing, in whole or in part, of any Debt secured by Liens referred to in Clauses (e), (f) or (g) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i)

the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under Clauses (e), (f) or (g) above at the time the original Lien became a Permitted Lien; and

(ii)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Borrower or such other member of the Group in connection with such refinancing;

(k)	Liens not otherwise permitted by Clauses (a) through (j) above securing Debt not in excess of US$25,000,000 outstanding at any time;

(l)	Liens encumbering customary initial deposits and margin deposits in respect of Hedging Obligations; and

(m)	Any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.

“Preferred Stock” means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividend, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over share’s of any other class of Capital Stock issued by such person.

“Property” means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other person.

“Purchase Money Debt” means Debt:

(a)

consisting of the deferred purchase price of Telecommunications Assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Telecommunications Assets being financed; and

(b)	incurred to finance the acquisition and construction by the Borrower or any other member of the Group of Telecommunications Assets, including additions and improvements thereto,

provided, however, that such Debt is Incurred within 180 days after the acquisition and construction of Telecommunications Assets by the Borrower or such other member of the Group.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank (and if quotation would normally be given by leading banks in Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, the principal London offices of HSBC Bank plc and The Royal Bank of Scotland plc, or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Repayment Date” means a Facility A Repayment Date, a Facility B Repayment Date or a Facility C Repayment Date.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.4 (Power and authority), Clause 17.6 (Governing law and enforcement), Clause 17.8 (No default), Clause 17.11 (Pari passu ranking) and Clause 17.20 (Compliance with Laws).

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Borrower or any Subsidiary transfers such Property to another person and the Borrower or such Subsidiary leases it back from such person.

“Screen Rate” means, in relation to LIBOR, the United States Dollar interest rates quoted on the LIBOR01 of the Reuters screen at or about 11:00 a.m. (London Time). If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“SEK” means AB Svensk Exportkredit (Swedish Export Credit Corporation).

“SEK Break Costs” means in relation to a Lender the present value of the amount by which:

(a)

the interest which such Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum (and if the Total Commitments have not been utilized by the end of the Availability Period, the interest which that Lender should have received assuming that the undrawn portion of the Total Commitments constituted a Loan (“Assumed Loan”) utilized on the last day of the Availability Period) to the Repayment Date on which repayment of that amount (or if relevant, the Assumed Loan) was originally scheduled to be made in respect of that Loan or Unpaid Sum (or if relevant, the Assumed Loan), had the principal amount or Unpaid Sum (or if relevant, the Assumed Loan) received been paid on the Repayment Date on which repayment of that amount (or if relevant, the Assumed Loan) was originally scheduled to be made or would have been scheduled to be made in the case of an Assumed Loan;

exceeds:

(b)

the amount which such Lender would be able to obtain by investing an amount equal to the principal amount or Unpaid Sum (and if relevant, the Assumed Loan) received by it in government securities and in a currency each as determined by SEK, for a period starting on the Business Day following receipt or recovery (or in the case of the Assumed Loan, a period starting on the last day of the Availability Period) and ending on the Repayment Date on which repayment of that amount was originally scheduled to be made or would have been scheduled to be made in the case of an Assumed Loan.

For the purpose of calculating SEK Break Costs, “present value” shall be calculated based on the interest rate offered by internationally recognized brokers in the London swap market (such as Intercapital Broker or Tullet and Tokyo) as selected by and as determined by SEK, for the currency of the Loan and remaining period for which the SEK Break Costs are calculated, on the date a Lender makes a receipt or recovery.

“SEK Funding Cost” has the meaning given to it in the SEK Funding Cost Letter.

“SEK Funding Cost Letter” means the letter entitled “SEK Funding Cost Letter” from the Arrangers to the Borrower dated prior to the date of the first Utilization Request.

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Starting Point of Credit” means:

(a)	in relation to Facility A, 31 May 2009;

(b)	in relation to Facility B, 28 February 2010; and

(c)	in relation to Facility C, 30 November 2010.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplier” means any of Ericsson AB, Sweden, PT Ericsson Indonesia and/or their Subsidiaries.

“Supplier Certificate” means a certificate from the Supplier substantially in the form set out in Part II of Schedule 3 (Form of Utilization Request and Supplier Certificate).

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Tax” and “Taxation” shall be construed accordingly.

“Telecommunication Assets” means:

(a)	any Property (other than cash, cash equivalents and Capital Stock or other securities) to be owned by the Borrower or any other member of the Group and the Telecommunications Business; or

(b)

Capital Stock of a person that becomes a member of the Group as a result of the acquisition of such Capital Stock by the Borrower or another member of the Group from any person other than an Affiliate of the Borrower, provided, however, that in the case of paragraph (b) above, such person is primarily engaged in the Telecommunications Business; and provided further, however, that for purposes of the definition of Purchase Money Debt, Telecommunications Asset shall consist only of Property described in paragraph (a) above and shall not include Property constituting all or substantially all the assets of a business or an operating unit of a business.

“Telecommunications Business” means the business of:

(a)	transmitting, or providing services relating to the transmission of, voice, video or data;

(b)	constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business; or

(c)	evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in paragraph (a) or (b) above,

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Borrower.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being US$315,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$100,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$155,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being US$60,000,000 at the date of this Agreement.

“Tower Construction Permit” means an Izin Mendirikan Bangunan (IMB), a Surat Keterangan Membangun (SKIM) or any similar Authorization required under any applicable law or regulation for the construction of telecommunications towers in Indonesia.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 ( Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US$” or “Dollars” means the lawful currency of the United States of America.

“Utilization” means a utilization made under a Facility.

“Utilization Date” means the date of a Utilization, being the date on which the relevant Loan is to be made.

“Utilization Request” means a notice substantially in the form set out in Part I of Schedule 3 (Form of Utilization Request and Supplier Certificate).

“VAT” means value added tax or goods and services tax and any other tax of a similar nature.

“Voting Stock” of any person means all classes of Capital Stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly-Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Borrower or its other Wholly-Owned Subsidiaries.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement or any other Finance Document to:

(i)

the “Facility Agent”, the “EKN Agent”, the “Arranger”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” or “properties” includes present and future properties, revenues and rights of every description;

(iii)

an “authorized signatory” means a person that has been duly authorized by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower:

(a)	a Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	a Dollar term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under each Facility towards:

(i)

the financing of, or to reimburse itself for payments made in respect of, up to 85 per cent. of Export Content under the Commercial Contract in an amount of up to US$100,000,000 in respect of Facility A and in an aggregate amount of up to US$182,862,276 in respect of Facility B and Facility C; and

(ii)

financing or reimbursing itself for payments made in respect of, up to 85 per cent. of Local Costs under the Commercial Contract provided that the aggregate amount of all Local Costs financed or reimbursed under each Facility does not exceed an amount which is equal to 30 per cent. of the Export Content being in an amount of up to US$35,294,117.65 in respect of Facility A and in an aggregate amount of up to US$64,539,626.82 in respect of Facility B and Facility C.

(b)	Facility A shall be utilized to finance and/or refinance the eligible part of purchase orders issued under the Commercial Contract prior to 20 February 2009 up to a maximum amount of US$100,000,000.

(c)

Facility B shall be utilized to finance and/or refinance the eligible part of purchase orders issued under the Commercial Contract between 20 February 2009 and 20 January 2010 up to a maximum amount of US$155,000,000.

(d)

Facility C shall be utilized to finance and/or refinance the eligible part of purchase orders issued under the Commercial Contract between 21 January 2010 and 31 March 2011 up to a maximum amount of US$60,000,000.

3.2	No Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.3	Independence of Facility Agreement

The Finance Parties shall not be responsible for the performance of the Commercial Contract and shall not have any obligation to intervene in any dispute arising out of the performance of the Commercial Contract. Any claim which the Borrower may have against the Supplier or any other parties (and/or their successors or assignees) and/or the Supplier’s failure to fulfil its obligations under the Commercial Contract and/or any non-performance, frustration, or invalidity in respect of the Commercial Contract and/or claim in respect of the quality or performance of any Equipment shall not affect the obligation of the Borrower to make payments under this Agreement and shall not be used as a defence against or set-off, counter claim or cross-complaint to its obligation to make such payments.

4.	CONDITIONS OF UTILIZATION

4.1	Initial conditions precedent

The Borrower shall not deliver the Utilization Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilization Request and on the proposed Utilization Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations in Clause 17 (Representations) to be made by the Borrower are true in all material respects;

(c)

in the case of a Loan requested by the Borrower for the purpose of reimbursing itself for payments made by it to the Supplier for the purchase of Equipment under the Commercial Contract, the Facility Agent has received a confirmation from the Supplier substantially in the form set out in Part II of Schedule 3 (Form of Utilization Request and Supplier Certificate);

(d)	in the case of the first Utilization Request, the EKN Offer has been issued and is valid and for all subsequent Utilization Requests, each EKN Guarantee is in full force and effect;

(e)	in the case of the first Utilization Request in respect of each Facility, the EKN Premium in respect of that Facility which is due and payable has been paid to the EKN Agent; and

(f)	there is no outstanding notice from EKN issued in accordance with the terms of the EKN Documents requiring the Lenders to suspend the making available of any Loan.

SECTION 3

UTILIZATION

5.	UTILIZATION

5.1	Delivery of a Utilization Request

The Borrower may utilize the Facility by delivery to the Facility Agent of a duly completed Utilization Request not later than the Specified Time.

5.2	Completion of a Utilization Request

(a)	Each Utilization Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilized;

(ii)	the proposed Utilization Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilization comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilization Request.

5.3	Currency and amount

(a)	The currency specified in the Utilization Request must be Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the relevant Available Facility and must be a minimum amount of US$10,000,000 or if less, the relevant Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilization Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan in respect of a Facility will be equal to the proportion borne by its Available Commitment (in respect of that Facility) to the Available Facility (in respect of that Facility) immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

(d)

Each Lender shall, as soon as reasonably practicable after the first Utilization Date, deliver to the Facility Agent an original of its certificate of domicile or equivalent document (for taxation purposes). The Facility Agent shall, as soon as reasonably practicable thereafter, send to the Borrower the original of the certificate of domicile or equivalent document which it has received from each Lender.

5.5	Disbursements payable to the Borrower

If the Borrower requests a Loan and specifies that it is for the purpose of reimbursing itself for payments made by it to the Supplier prior to the relevant Utilization Date for the purchase of Equipment, the proceeds of such Loan shall be payable direct to such account as the Borrower has specified to the Facility Agent in the Utilization Request.

5.6	Disbursements payable to the Supplier

Subject to Clause 5.5 (Disbursements payable to the Borrower), the Facility Agent is irrevocably authorized and instructed by the Borrower to pay the proceeds of each Loan direct to such account or accounts as the Borrower may have previously notified to the Facility Agent for the account of the Supplier.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)

The Borrower shall repay the aggregate Facility A Loans made to it in installments by repaying on each Facility A Repayment Date an amount which reduces the amount of the outstanding Facility A Loans by an amount equal to 1/14 of all the Facility A Loans borrowed by the Borrower as at close of business in Stockholm on the last day of the Availability Period in relation to Facility A (the “Facility A Repayment Installment”).

(b)

The Borrower shall repay the aggregate Facility B Loans made to it in installments by repaying on each Facility B Repayment Date an amount which reduces the amount of the outstanding Facility B Loans by an amount equal to 1/14 of all the Facility B Loans borrowed by the Borrower as at close of business in Stockholm on the last day of the Availability Period in relation to Facility B (the “Facility B Repayment Installment”).

(c)

The Borrower shall repay the aggregate Facility C Loans made to it in installments by repaying on each Facility C Repayment Date an amount which reduces the amount of the outstanding Facility C Loans by an amount equal to 1/14 of all the Facility C Loans borrowed by the Borrower as at close of business in Stockholm on the last day of the Availability Period in relation to Facility C (the “Facility C Repayment Installment”).

(d)	The Borrower shall repay all Loans which are then outstanding on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of a Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund a Utilization or maintain its participation in the Loan:

(a)	the relevant Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

(a)

The Borrower may, if it gives the Facility Agent not less than 20 days’ prior notice, cancel the whole or any part of an Available Facility (but, if in part, being a minimum amount of US$5,000,000 and in integral multiples of US$500,000).

(b)	Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment

(a)

The Borrower may, if it gives the Facility Agent not less than 20 days’ prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 and in integral multiples of US$500,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero) and on a Repayment Date.

(c)

A Loan shall only be prepaid if all the Loans are prepaid at the same time and in amounts which reduce the aggregate amount of the Facility A Loans, the aggregate amount of the Facility B Loans and the aggregate amount of the Facility C Loans by the same proportion.

(d)	Any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 in inverse chronological order for the relevant Facility.

7.4	Mandatory prepayment

(a)	In the event that:

(i)	the EKN Guarantee is invalid or not in full force and effect; or

(ii)

the EKN Guarantee is cancelled, revoked, terminated or suspended in whole or in part or is otherwise not valid and enforceable or EKN has requested the acceleration of any Loan, in accordance with the terms of the EKN Documents,

(each a “Mandatory Prepayment Event”),

the Borrower shall, within 10 Business Day’s (or such longer period as may be agreed between the Borrower and the Lenders (acting reasonably)) of the occurrence of a Mandatory Prepayment Event, prepay all the outstanding Loans together with accrued interest and all other amounts accrued or outstanding under the Finance Documents.

(b)	Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1 in inverse chronological order for the relevant Facility.

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under Clause 12.2 (Tax gross-up) or Clause 12.6 (Indirect tax); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and SEK Break Costs (if applicable), without premium or penalty. Any prepayment in respect of Facility B or Facility C is subject to SEK Break Costs in accordance with the terms of this Agreement.

(c)	The Borrower may not reborrow any part of a Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender or Lenders, as appropriate.

(f)

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated. Any cancellation under Clause 7.2 (Voluntary cancellation) in respect of Facility B or Facility C is subject to SEK Break Costs in accordance with the terms of this Agreement.

SECTION 5

COSTS OF UTILIZATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on each Facility A Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	LIBOR;

(iii)	SEK Funding Cost; and

(iv)	EKN Premium Margin.

(b)	The rate of interest on each Facility B Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	CIRR; and

(iii)	EKN Premium Margin.

(c)	The rate of interest on each Facility C Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	CIRR; and

(iii)	EKN Premium Margin.

8.2	Payment of interest

The Borrower shall pay on each Interest Payment Date accrued interest on the Loan.

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document to which it is a party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods provided that if in respect of an amount which the Borrower has failed to pay under Facility B or Facility C, such rate applicable to such overdue amount had it been payable under Facility A is higher than the rate which would be payable under Facility B or Facility C, interest shall accrue at the higher rate. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due provided that if in respect of an amount which the Borrower has failed to pay under Facility B or Facility C, the rate applicable to such overdue amount had such overdue amount been payable under Facility A is higher than the rate which would be payable under Facility B or Facility C, interest shall accrue at the higher rate.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of interest

The Facility Agent shall send to the Borrower a statement of the interest due for each Interest Period prior to the relevant Interest Payment Date. If a Utilization is made after such statement has been sent, the Facility Agent shall, where practicable, send to the Borrower a supplementary statement. The statement will be sent by fax no later than twenty (20) days prior to the relevant Interest Payment Date (and the supplementary statement will be sent by fax promptly upon becoming aware of the amount due) and will, in each case, be followed by delivery of the original statement all in accordance with Clause 30 (Notices/Communications). Notwithstanding the foregoing provisions of this Clause 8.4, any delay or failure by the Facility Agent to send a statement shall not affect the obligation of the Borrower to pay interest.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

(a)	Each Interest Period shall, subject as provided below, be for a period of six (6) Months.

(b)

An Interest Period for a Loan shall not extend beyond a Repayment Date or the Final Maturity Date applicable to its Facility. An Interest Period for a Loan utilized under a particular Facility shall not extend beyond the last day of an Interest Period for an existing Loan under the same Facility (and shall end on the same day as the Interest Period for such existing Loan).

(c)	The first Interest Period for the Loan will start on the Utilization Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select;

(iii)	the EKN Premium Margin; and

(iv)	in respect of a Facility A Loan, the SEK Funding Cost.

(b)	In this Agreement “Market Disruption Event” means:

(i)

at or about noon in London on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Utilization exceed 50 per cent (50%). of the Utilization) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)

For the avoidance of any doubt, if no alternative basis is agreed upon between the Borrower and the Lenders within a period of thirty (30) days after the commencement of the negotiation, then the rate applying to the Loan shall be determined by the Facility Agent on the basis of each Lender’s cost of funding plus the applicable Margin and the EKN Premium Margin and, in respect of a Facility A Loan, plus the SEK Funding Cost.

10.4	Break Costs

(a)

The Borrower shall, within five (5) Business Days of demand by a Lender (or the Facility Agent on its behalf), pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum provided that the Borrower shall not pay any Break Costs attributable to any prepayment under Clause 7.1 (Illegality) or Clause 13 (Increased Costs) and such demand of the Lender shall be supported by a statement certifying in reasonable detail the calculation of its Break Costs.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs and (without obliging it to disclose any confidential information) such reasonable detail it may be able to provide regarding the calculation of its Break Costs, for any Interest Period in which they accrue.

(c)

The Borrower shall, within three Business Days of demand by SEK (such demand delivered to the Borrower through the Facility Agent), pay to the Facility Agent (for the account of SEK), any SEK Break Costs incurred by SEK and attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower other than on a scheduled Repayment Date (on which such amount was originally scheduled to be repaid or would have been scheduled to be made in the case of an Assumed Loan as defined in the definition of “SEK Break Costs” in Clause 1.1 (Definitions and Interpretations)). Without prejudice to the foregoing and without double counting, if an Original Lender has paid or is required to pay an amount of SEK Break Costs to SEK, the Borrower shall, within three Business Days of demand by an Original Lender, indemnify such Original Lender against all amounts paid or required to be paid by the Original Lender to SEK in relation to such SEK Break Costs incurred by SEK and an Original Lender may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act. For the avoidance of doubt, it is acknowledged that a claim may be made for SEK Break Costs notwithstanding that a Utilization may not have occurred by the end of the Availability Period.

11.	FEES AND EKN PREMIUM

11.1	Structuring Fee

The Borrower shall pay to the Arranger a structuring fee in the amount and at the times agreed in a Fee Letter.

11.2	EKN Agency Fee

The Borrower shall pay to the EKN Agent (for its own account) an EKN agency fee in the amount and at the times agreed in a Fee Letter.

11.3	EKN Premium

The Borrower shall pay to the EKN Agent (for the account of EKN) the EKN Premium.

11.4	Commitment Fee

(a)

The Borrower shall pay to the Facility Agent (for the account of each Lender) an amount equal to the Commitment Fee on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A.

(b)

The accrued commitment fees are payable on the last day of each successive period of six Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12 and Clause 22.2(e):

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in good faith by the person (acting reasonably) making the determination.

12.2	Tax gross-up

(a)

All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)

Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within ten (10) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

12.4	Tax credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines to the extent it becomes aware in the normal course of its tax computation (which shall not require the Finance Party to take any particular account of such payment by the Borrower or the reason for it) that:

(i)	a Tax Credit which in the relevant Finance Party’s sole judgement is directly attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment;

(ii)	in the Finance Party’s sole judgement it has obtained, utilized and retained that Tax Credit; and

(iii)	no Default has occurred and is continuing,

that Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower. The Finance Party shall not be obliged to disclose to the Borrower any information regarding the Finance Party’s affairs or tax computations.

12.5	Stamp taxes

The Borrower shall (a) pay and, (b) within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect tax

(a)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Facility Agent, pay to a Finance Party the amount of any Increased Costs incurred by that Finance Party in respect of such Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party, to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity); or

(iii)	attributable to the wilful breach by the relevant Finance Party of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents to which it is party (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by the Borrower to pay any amount due under a Finance Document on its due date, or the receipt by any Lender of all or any part of the Loan or an Unpaid Sum by way of voluntary or mandatory prepayment or otherwise than on the date originally scheduled or a date on which repayment is to be made pursuant to Clause 6 (Repayment);

(iii)

funding, or making arrangements to fund, its participation in the Utilization requested by the Borrower but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(v)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement;

(vi)	any other information produced or approved by the Borrower pursuant to a Finance Document being or being alleged to be misleading and/or deceptive in any respect; or

(vii)

any costs, charges, fees or expenses payable to EKN from time to time (including, without limitation, in connection with the issuance of, or extension of, the EKN Offer and/or the EKN Guarantee (without prejudice to Clause 11.3 (EKN Premium)) under or pursuant to the EKN Documents.

The foregoing indemnity shall not extend to (i) any claim which is of the type referred to in Clause 10.4 (Break Costs) or (ii) any other indirect consequential loss not directly attributable to the relevant event or circumstance described in paragraphs (i) to (vi) above.

14.3	Indemnity to the Facility Agent and the EKN Agent

The Borrower shall promptly indemnify the Facility Agent and the EKN Agent against:

(i)	any cost, loss or liability incurred by the Facility Agent or the EKN Agent (acting reasonably) as a result of investigating any event which it reasonably believes is a Default; or

(ii)

any loss or liability incurred by the Facility Agent or the EKN Agent (acting reasonably) as a result of acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Legal costs and expenses

The Borrower shall within ten (10) Business Days of receipt of demand pay the Facility Agent, the Arranger and the EKN Agent the amount of all costs and expenses reasonably incurred by any of them in engaging legal counsel (acting for the Arranger) in connection with the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement,

provided that such costs and expenses shall be subject to any agreed caps.

16.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent under any Finance Document or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within ten (10) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within ten (10) Business Days of demand, pay to the Facility Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization), legal, valid, binding and enforceable obligations subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents or the Commercial Contract do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its or any of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the Commercial Contract and the transactions contemplated by those Finance Documents and the Commercial Contract.

17.5	Validity and admissibility in evidence

All Authorizations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the Commercial Contract; and

(ii)	to make the Finance Documents to which it is a party and the Commercial Contract admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

Subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization):

(i)

the choice of English law as the governing law of this Agreement and any other agreements designated as such by the Arranger and the Borrower will be recognized and enforced in its jurisdiction of incorporation; and

(ii)	any judgement obtained in England in relation to a Finance Document will be recognized and enforced in its jurisdiction of incorporation.

17.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents or the Commercial Contract be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the Commercial Contract or the transactions contemplated by the Finance Documents or the Commercial Contract other than (a) the reporting to and filing of, this Agreement by the Borrower with each of Bank Indonesia, the Department of Finance and the Foreign Commercial Loan Team; and (b) the payment of stamp duty of Rp6,000 on this Agreement.

17.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilization.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

17.9	No misleading information

Any factual information provided in writing by any member of the Group to the Lenders was true and accurate in all material respects and did not omit to include material information as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any material respect and did not omit to include material information.

17.10	Financial statements

(a)

Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(b)

Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(c)

There has been no material adverse change in its business or financial condition since 31 December 2008 which could reasonably be expected materially to affect the ability of the Borrower to observe or perform its payment obligations under this Agreement.

17.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12	No proceedings pending or threatened or insolvency

(a)

As far as the Borrower is aware (and other than those which have been or might be started or threatened against any member of the Group, disclosed in the Annual Report on Form 20-F for the year ended 31 December 2008 submitted by the Borrower to the United States Securities and Exchange Commission), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

(b)	As far as the Borrower is aware, no:

(i)	corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency proceedings); or

(ii)	process described in Clause 21.8 (Expropriation or similar process),

which would reasonably be expected to have a Material Adverse Effect has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in Clause 21.6 (Insolvency) applies to a member of the Group.

17.13	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property in the Republic of Indonesia which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

17.14	Environmental Claims

As far as the Borrower is aware, no Environmental Claim has been commenced is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

17.15	Taxation

(a)

It has duly paid and discharged all Taxes imposed upon it or its assets (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld),

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

17.16	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.17	Deduction of Tax

Subject to any general principles of law as at the date of this Agreement which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization), it is not required to make any deduction for or on account of Tax from any payment it may make to or for the account of an Onshore Lender under any Finance Document.

17.18	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

17.19	Confirmation

Neither it nor any member of the Group has promised, offered or given a bribe to a domestic or foreign official and no such person nor anyone acting on its behalf has engaged in or will engage in any such corrupt activity in connection with the export transaction contemplated by the Commercial Contract.

17.20	Compliance with Laws

(a)

It is in compliance in all respects with all laws or regulations to which it may be subject, including without limitation, telecommunications laws and regulations and environmental laws and regulations in Indonesia.

(b)

The Borrower is in compliance with all of the requirements provided under the prevailing regulations in Indonesia in relation to the entry and implementation of this Agreement where applicable, including but not limited to Bank Indonesia regulation no. 2/22/PBI/2000 dated 2 October 2000 concerning the reporting obligation of offshore loan and Bank Indonesia regulation no. 10/7/PBI/2008 and circular letter of Bank of Indonesia No. 10/46/DInt. concerning offshore loan on non-bank companies.

17.21	Repetition

The Repeating Representations in this Clause 17 are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilization and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

(a)	The Borrower shall:

(i)

as soon as the same become available, but in any event within 120 days after the end of the Borrower’s relevant financial year, publish on its website (http://www.indosat.com/) the Borrower’s audited consolidated financial statements in English for each financial year of the Borrower;

(ii)

as soon as the same become available, but in any event within 60 days after the end of each of the first three quarters of each of its financial years, publish on its website (http://www.indosat.com/) the Borrower’s unaudited consolidated financial statements in English for that period.

(b)

If a Lender determines that publication of the financial statements listed at paragraphs (a)(i) and (ii) above on the Borrower’s website is not sufficient to satisfy any law or regulation applicable to that Lender, the Borrower shall, following a request by that Lender, promptly supply a copy of its financial statements.

18.2	Compliance Certificate

(a)

The Borrower shall supply to the Facility Agent as soon as the Borrower’s audited consolidated financial statements become available, but in any event within 120 days after the end of the Borrower’s relevant financial year, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by an Officer.

18.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements published (or delivered if applicable) pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) and the EKN Agent (if required by EKN):

(i)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(iii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

18.5	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by an Officer, on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites

(a)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website come into existence or change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(b)

Any Lender who accept information posted on the Designated Website as the method of communication may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days after receiving a written request from the Facility Agent.

18.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	FINANCIAL COVENANTS

19.1	Financial definitions

In this Clause 19:

“Relevant Period” means each period of twelve (12) Months ending on the last day of the Borrower’s financial year and each period of twelve (12) Months ending on the last day of each of the first three quarters of the Borrower’s financial year.

19.2	Financial condition

The Borrower shall ensure that:

(i)	the minimum consolidated Equity of the Group shall not be less than IDR 5 trillion;

(ii)	the ratio of the aggregate Debt of the Group at the end of a Relevant Period to EBITDA of the Group in respect of such Relevant Period shall not at any time exceed 3.5:1;

(iii)	the ratio of EBITDA of the Group for any Relevant Period to aggregate Interest Expense of the Group for that Relevant Period shall at all times be at least 2.5:1; and

(iv)	the ratio of aggregate Debt of the Group to Equity of the Group shall not at any time exceed 2.5:1.

19.3	Financial testing

The financial covenants set out in Clause 19.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force unless the Facility Agent (acting on the instructions of the Majority Lenders) shall otherwise agree in writing.

20.1	Authorizations

(a)	Subject to paragraph (b), the Borrower shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Facility Agent of,

any Authorization required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	The Borrower shall use its best endeavours to obtain a Tower Construction Permit for each wireless telecommunication tower constructed by the Borrower.

20.2	Compliance with laws, etc.

(a)

The Borrower shall comply in all respects with all laws and regulations or permits including (without prejudice to the generality of the foregoing) all Environmental Laws and Environmental Permits to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)

The Borrower shall not (and the Borrower shall ensure that no member of the Group will) promise, offer or give a bribe to a domestic or foreign official and no such person nor anyone acting on its behalf has engaged in or will engage in any such corrupt activity in connection with the export transaction contemplated by the Commercial Contract.

20.3	Disposals

(a)

The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Property.

(b)	Paragraph (a) above does not apply to:

(i)

any sale, lease, transfer or other disposal made in the ordinary course of trading of the disposing entity (including in connection with the leasing or procurement of any capacity of satellite transponders);

(ii)	any sale, lease, transfer or other disposal of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(iii)

any sale, lease, transfer or other disposal where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (ii) above) does not exceed US$20,000,000 (or its equivalent in another currency or currencies) in any financial year;

(iv)

any single or series of transactions involving the disposal and lease back of Indosat Towers (or part(s) thereof) where the higher of aggregate market value or aggregate consideration receivable does not exceed 10% of the Borrower’s total consolidated assets;

(v)

any single or series of transactions involving any further disposal and lease back of Indosat Towers (or part(s) thereof) where the Facility Agent acting on the instructions of the Majority Lenders is satisfied in its discretion and after consulting with accountants or telecommunications consultants, as it deems appropriate, (1) that the higher of aggregate market value or aggregate consideration receivable, when aggregated with the higher of market value or consideration receivable under (iv) above does not exceed 20% of the Borrower’s total consolidated assets, (2) that the consideration received or receivable is used to fund the Borrower’s business activities and operations and not to fund any dividend or distribution to its shareholders, and (3) provided that any such disposal and lease back: (A) is entered into with a counterparty which is competent to own and operate Telecommunication Assets and will result in the Borrower or Group continuing to have sufficient use of and access to the Indosat Towers to allow it to carry on its business until after the Final Maturity Date, (B) will not have any adverse commercial impact to the business and financial standing of the Borrower, and (C) will be in compliance with the prevailing rules and regulations for telecommunications and related businesses in Indonesia;

(vi)

any single or series of transactions involving any additional disposal and lease back of Indosat Towers (or part(s) thereof) with the prior written consent of the Facility Agent acting on instructions of the Majority Lenders, such consent not to be unreasonably withheld or delayed (it being accepted that the Lenders will want to have concluded any consultations with EKN), where the higher of aggregate market value or aggregate consideration receivable, when aggregated with the higher of aggregate market value or aggregate consideration receivable under (iv) and (v) above exceeds 20% of the Borrower’s total consolidated assets, provided that, after consulting with accountants or telecommunications consultants, as it deems appropriate, that the consideration received or receivable is used to fund the Borrower’s business activities and operations and not to fund any dividend or distribution to its shareholders, and provided further that any such disposal and lease back: (A) is entered into with a counterparty which is competent to own and operate Telecommunication Assets and will result in the Borrower or Group continuing to have sufficient use of and access to the Indosat Towers to allow it to carry on its business until after the Final Maturity Date, (B) will not have any adverse commercial impact to the business and financial standing of the Borrower, and (C) will be in compliance with the prevailing rules and regulations for telecommunications and related businesses in Indonesia; or

(vii)	any sale, lease, transfer or other disposal of assets by a member of the Group (other than the Borrower) to another member of the Group.

20.4	Change of Business

The Borrower shall not, and shall ensure that no Material Subsidiary will, directly or indirectly, engage in any business activities other than in the Telecommunications Business except where such other business activities do not exceed one percent of the total consolidated tangible assets of the Borrower.

20.5	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same of substantially similar business in Indonesia, including third party liability insurance.

20.6	Taxation

The Borrower shall (and it shall ensure that each member of the Group will) duly pay and discharge all Taxes imposed upon it or its assets (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

20.7	Liens

The Borrower shall not, and shall ensure that no Material Subsidiary will, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any Property, whether owned at the date of this Agreement or thereafter acquired, or any interest therein or any income or profits therefrom, provided that the provisions of this paragraph shall not prevent the creation, incurrence, assumption or existence of any Permitted Liens.

20.8	Merger and Consolidation

(a)	The Borrower shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a Wholly-Owned Subsidiary into the Borrower) unless:

(i)	the Borrower shall be the surviving person (the “Surviving person”); and

(ii)

immediately before and after giving effect to such merger, consolidation or amalgamation on a pro forma basis (and treating, for purposes of this paragraph (ii), any Debt that becomes, or is anticipated to become, an obligation of the Surviving person as a result of such merger, consolidation or amalgamation as having been Incurred by the Surviving person at the time of such merger, consolidation or amalgamation), no Default or Event of Default shall have occurred and be continuing.

(b)

The Borrower shall ensure that each other member of the Group will not, merge, consolidate or amalgamate with or into any other person (other than a merger of a member of the Group (other than the Borrower) or any of its Subsidiaries into another member of the Group).

(c)	Nothing in this Clause 20.8 shall prohibit a member of the Group (other than the Borrower) from transferring assets to another member of the Group.

20.9	Further Assurance

The Borrower shall at its own cost comply with the following filing and notification requirements and provide evidence of the same to the Facility Agent on request by the Facility Agent from time to time if required by applicable law or regulation in Indonesia:

(i)

an initial report (accompanied by a copy of this Agreement) to Bank Indonesia, the Ministry of Finance and the Team for the Coordination of the Management of Offshore Commercial Loans (the PKLN Team) within ten (10) days of the date of this Agreement;

(ii)

a monthly report of its payment obligations (and any other related information) under this Agreement to Bank Indonesia (in accordance with the provisions and procedures of Bank Indonesia Regulation No. 2/22/PBI/2000 dated 2 October 2000 (as may be further amended), for so long as such regulation remains in effect, on the Obligation to Report Offshore Loans and its implementing regulations prevailing from time to time);

(iii)

evidence that, the Borrower has complied with Bank Indonesia Regulation No. 10/7/PBI/2008, dated 19 February 2008 on Offshore Loans of Non-Bank Companies, including the obligation to submit to Bank Indonesia the following documents:

(A)	an annual report which includes the rating of the Borrower from a rating agency, the yearly plan for the offshore loan and a risk analysis in relation to the offshore loan; and

(B)	a semester report every semester, which includes details of the Borrower’s financial ratios and financial statements;

(iv)

any information relating to this Agreement (other than referred to in paragraph (i) above) that must be reported to any other competent Governmental Agency in Indonesia in accordance with applicable laws and/or regulations, if failure to do so would materially impair:

(A)	its ability to perform its payment or other material obligations under the Finance Documents; or

(B)	the validity, legality, enforceability or admissibility in evidence in Indonesia of any Finance Document; and

(v)

(in particular by Bank Indonesia Regulation No. 4/2/PBI/2002 dated 28 March 2002 as amended by Bank Indonesia Regulation No. S/V PBI72003 dated 31 January 2003 (as may be further amended) and its implementing regulations prevailing from time to time), an appropriate periodical foreign exchange flow activities report in connection with this Agreement, if failure to do so would materially impair:

(A)	its ability to perform its payment or other material obligations under the Finance Documents; or

(B)	the validity, legality, enforceability or admissibility in evidence in Indonesia of any Finance Document.

20.10	Loans and Guarantees

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no member of the Group will) be a creditor nor give any guarantee or indemnity in respect of any Debt.

(b)	Paragraph (a) above does not apply to the following:

(i)	in respect of inter-company loans between any members of the Group;

(ii)	guarantees and indemnities in relation to liabilities of any member of the Group;

(iii)	any loan, credit, guarantee or indemnity existing as at the date of this Agreement which have been disclosed in writing to the Facility Agent prior to the date of this Agreement;

(iv)	Hedging Obligations;

(v)

advances to suppliers for the acquisition of assets or consumables or services in the ordinary course of business on normal commercial terms that are recorded as deposits or prepaid expenses on the Borrower’s consolidated balance sheet;

(vi)

deposits made in order to comply with statutory or regulatory obligations to maintain deposits for workers compensation claims and other purposes specified by statute or regulation from time to time in the ordinary course of business; or

(vii)

deposits made in order to secure the performance of the Group and prepayments made in connection with the acquisition of real property or land use rights by the Group, in each case in the ordinary course of business on normal commercial terms.

20.11	Commercial Contract

(a)

The Borrower shall perform and observe in all material respects all of its covenants and agreements contained in the Commercial Contract, shall use reasonable endeavours to prevent the termination of the Commercial Contract in accordance with the terms thereof, and shall take any and all action as may be reasonably necessary to promptly enforce its material rights and to collect any and all material sums due to it under the Commercial Contract.

(b)

The Borrower shall not, without the prior written consent of the Facility Agent, agree to any material amendment to the Commercial Contract or to the termination or abandonment of the Commercial Contract or to waive any material provisions of the Commercial Contract.

20.12	Telecommunication

The Borrower shall comply in all respects with all telecommunication laws and regulations to which it may be subject and meet and comply with its obligations under each Material Licence and all requirements of each licence it is granted where failure to do so might have a Material Adverse Effect.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 (other than Clause 21.15 (Acceleration)) is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay any such amount is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment of such amount is made within five (5) Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied unless the Borrower demonstrates that such failure is capable of remedy and is remedied within the earlier of:

(i)	30 days of the Facility Agent giving notice to the Borrower; or

(ii)	30 days of the Borrower becoming aware of the failure to comply.

21.3	Other obligations

(a)

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.5 (Notification of default) insofar as it relates to notification of a Default which is not yet an Event of Default, Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within the earlier of:

(i)	within 30 days of the Facility Agent giving notice to the Borrower; or

(ii)	within 30 days of the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (a “misrepresentation”), unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 30 days of written notice from the Facility Agent to the Borrower.

21.5	Cross default

(a)	Any Debt of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Debt of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Debt of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Debt of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 21.5 if the aggregate amount of Debt or commitment for Debt falling within paragraphs (a) to (d) above is less than US$20,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)

A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganization of any member of the Group which is not the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction and is not discharged or stayed within 30 days of commencement.

21.8	Expropriation or similar process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$20,000,000 and is not discharged or stayed within 30 days.

21.9	Unlawfulness and invalidity

(i)	It is or becomes unlawful for the Borrower to perform any of its payment or other material obligations under the Finance Documents.

(ii)

Any obligation or obligations of the Borrower under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(iii)	Any Finance Document ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective.

21.10	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Material Licence

(a)	Any of:

(i)	the revocation, suspension or termination of any Material Licence; or

(ii)	the failure of the Borrower to renew or extend or procure the renewal or extension, or the expiration, release, surrender or transfer of any Material Licence.

(b)	Any Material Licence is modified or breached in a manner which could have a Material Adverse Effect.

21.12	Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.13	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe will have a Material Adverse Effect.

21.14	Commercial Contract

The Borrower or the Supplier rescinds or repudiates the Commercial Contract, or the Borrower or Supplier defaults in the observance or performance of any of the material covenants or agreements contained in the Commercial Contract.

21.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing and has not been waived the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 22 (and the prior written consent of EKN (if required), a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations, to another bank or financial institution or SEK (the “New Lender”) or EKN.

(b)

Clauses 22.2 (Conditions of assignment or transfer) to 22.12 (Facility office) below shall not apply to any assignment or transfer made by an Existing Lender to EKN in accordance with the terms of the EKN Documents.

22.2	Conditions of assignment or transfer

(a)

An Existing Lender must obtain written consent from the Borrower (such consent not to be unreasonably withheld or delayed by the Borrower) before it may make an assignment or transfer in accordance with Clause 22.1 (Assignments and transfers by the Lenders), unless the assignment or transfer (i) is made whilst a Default is continuing, or (ii) is to another Lender or to an Onshore Lender or to SEK.

(b)	Unless the Borrower consents otherwise (such consent shall not be unreasonably withheld or delayed), the New Lender must be either:

(i)

a resident of a country which has a tax treaty with Indonesia pursuant to which the effective rate of Indonesian withholding tax on interest payments to that New Lender in respect of the Facility is no greater than the effective rate of Indonesian withholding tax payable on interest payments to SEK; or

(ii)	a bank which is resident in Indonesia for the purposes of paying Indonesian corporation tax; or

(iii)	an entity that is deemed to be an Indonesian bank under applicable banking laws and regulation.

However, this paragraph (b) shall not apply if the assignment or transfer is to SEK or an Onshore Lender or if the assignment or transfer is made whilst a Default is continuing.

(c)	An assignment will only be effective on:

(i)

receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office shall be only entitled to receive payment under those Clauses up to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

However, this paragraph (e) shall not apply if the assignment or transfer is to SEK or an Onshore Lender or if the assignment or transfer is made whilst a Default is continuing.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which the Transfer Certificate is delivered to the Facility Agent, pay to the Facility Agent (for its own account) a fee of US$1,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or EKN;

(iii)	the performance and observance by the Borrower or EKN of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties in the case of (i) and (ii) below, and to the Borrower in the case of (iii) below, that:

(i)

it has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities and EKN in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)

it will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities and EKN whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)	it acknowledges and agrees to the provisions of sub-Clause (c)(ii) of Clause 22.2 (Conditions of assignment or transfer).

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or EKN of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate (in triplicate) delivered to it by the Existing Lender and the New Lender no less than ten (10) Business Days prior to the proposed Transfer Date. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

the Facility Agent, the EKN Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the EKN Agent, the Arranger, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Certificate to Borrower and Certificate of Domicile to Borrower

(a)	The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

(b)

Each New Lender shall deliver to the Facility Agent an original of its certificate of domicile or equivalent document (for taxation purposes) promptly after such New Lender has signed a Transfer Certificate. The Facility Agent shall as soon as reasonably practicable thereafter, send to the Borrower that certificate of domicile (or equivalent).

22.7	Exclusion of Facility Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 22, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

22.8	Authorized signing of Transfer Certificate

The Borrower and each other Finance Party (except for the Lender and the New Lender seeking the relevant transfer) irrevocably authorize the Facility Agent to sign each Transfer Certificate on their behalf as evidence of their consent to the proposed transfer made in accordance with the terms of this Agreement.

22.9	Disclosure of information

Subject to the proviso below, as a condition to Lender being furnished with information by the Borrower pursuant to this Agreement, it agrees to treat any information (whether prepared by the Borrower, its advisers or otherwise) which is furnished to it by or on behalf of the Borrower (the “Confidential Information”) in accordance with the provisions of this Clause 22.9 and take or abstain from taking certain other actions set forth in this Clause 22.9. The Confidential Information does not include information which (i) is already in the Lender’s possession, provided that such information is not known to the Lender to be subject to another confidentiality agreement with or other obligation of secrecy to the Borrower or to another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Lender or any of the Lender’s directors, officers, employees, Affiliates, agents or advisers (collectively, its “Representatives”), or (iii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or its directors, officers, employees, agents or advisers, which source, to the best of the Lender’s knowledge after due inquiry, is not known by the Lender to be bound by a confidentiality agreement with or other obligation of secrecy to the Borrower or another party.

Subject to the proviso below, the Lender agrees that the Confidential Information will be used solely for the purpose of the Finance Documents and that such information will be kept strictly confidential by the Lender and its Representatives, provided, however, that (i) any of such information may be disclosed to its Representatives who need to know such information for the purpose of the Finance Documents (it being understood that such directors, officers, employees, Affiliates, agents and advisers shall be informed by the Lender of the confidential nature of such information and shall be instructed by the Lender to treat such information confidentially and that the Lender will be responsible if they should fail to comply with such instruction), (ii) any disclosure of such information may be made with the prior written consent of the Borrower, and (iii) any disclosure of such information may be made pursuant to a subpoena or order issued by a court of competent jurisdiction.

In the event that the Lender receives a request or is required to disclose any such information under such subpoena or order, it agrees (subject to compliance with applicable law or regulation) to (a) promptly (to the extent permitted by applicable laws) notify the Borrower of such request or requirement, (b) consult with the Borrower on the advisability of taking steps to resist or narrow such a request, and (c) if disclosure is required or deemed advisable, cooperate with the Borrower in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information, provided that any Lender or SEK may disclose to any ministry or governmental department (in accordance with its usual practice) and, provided that the person to whom the information is to be given in the case of (i) and (ii) below, has entered into a Confidentiality Undertaking, any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or court order;

(iv)	who are its professional advisers, officers, agents, affiliates or employees;

(v)	for whose benefit that the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.10 (Security over Lenders’ rights); or

(vi)	who is a potential investor in a securitization (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligation under the Finance Documents,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate.

22.10	Security over Lenders’ rights

Each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Document or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

22.11	No rights for sub-participants

Sub-participants shall not have any rights under this Agreement including but not limited to rights to participate in Lenders’ or Majority Lenders’ decisions or enjoy the benefit of any indemnity claims, those rights being conferred only upon the relevant Finance Parties.

22.12	Facility Office

A Lender may change its office through which it performs its obligations under this Agreement by not less than five (5) Business Days’ notice in writing to the Facility Agent, provided that any change to a Facility Office of a Lender may be made without the consent of the Borrower, only if such change would not increase the effective rate of Indonesian withholding tax on interest payments to that Lender in respect of the Facility.

23.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE FACILITY AGENT AND THE ARRANGER

24.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorizes the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)

The Facility Agent shall promptly forward a copy of any instructions given to it by the EKN Agent to the Lenders and details of any actions that it has taken or proposes to take pursuant to its instructions.

(c)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The duties of the Facility Agent under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent for the Finance Parties) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Facility Agent nor the Arranger:

(i)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

(ii)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by it for that purpose.

(d)

Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

24.10	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the gross negligence or wilful misconduct of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Facility Agent

(a)

The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower; alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent;

(b)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (a) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)

The retiring Facility Agent shall make available to its successor Facility Agent such documents and records and provide such assistance as its successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)

After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (a) above. In this event, the Facility Agent shall resign in accordance with paragraph (a) above.

24.12	Confidentiality

(a)

The Facility Agent (in acting as Facility Agent for the Finance Parties) shall be regarded as acting through its respective agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(i)	the financial condition, status and nature of each member of the Group;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(iii)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(iv)

the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Facility Agent’s Management Time

Any amount payable to the Facility Agent under Clause 14.3 (Indemnity to the Facility Agent), Clause 16 (Costs and Expenses) and Clause 24.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilizing the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the Lenders.

24.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Reference Banks

If a Reference Bank ceases generally to offer quotation for LIBOR, the Facility Agent shall (in consultation with the Borrower) appoint another bank or financial institution to replace that Reference Bank.

25.	ROLE OF THE EKN AGENT

25.1	Appointment and duties of the EKN Agent

(a)

Each Lender irrevocably appoints the EKN Agent to act as its agent under the Finance Documents in relation to matters involving EKN, and specifically the EKN Guarantee and the payment of the EKN Premium.

(b)	Each Lender and the Arranger irrevocably authorizes the EKN Agent to:

(i)

perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the EKN Agent.

(c)	The EKN Agent has only those duties which are expressly specified in the Finance Documents.

(d)	The EKN Agent shall be responsible for monitoring whether, in relation to a particular Loan, the further conditions precedent set out in Clause 4.2(c) (Further conditions precedent) are satisfied.

(e)

The EKN Agent shall promptly, and in any event, one Business Day prior to a proposed Utilization Date, notify the Facility Agent in the event that either of the further conditions precedent set out in Clause 4.2 (d) or (e) (Further conditions precedent) are not satisfied. In the absence of any such notification (from the EKN Agent or any other entity), the Facility Agent shall be entitled to assume that such further conditions precedent have been satisfied with regard to the proposed utilization.

25.2	Resignation of the EKN Agent

(a)	The EKN Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the EKN Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor EKN Agent.

(c)

If the Majority Lenders have not appointed a successor EKN Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the EKN Agent (after consultation with the Borrower) may appoint a successor EKN Agent.

(d)

The retiring EKN Agent shall, at its own cost, make available to the successor EKN Agent such documents and records and provide such assistance as the successor EKN Agent may reasonably request for the purposes of performing its functions as EKN Agent under the Finance Documents.

(e)	The EKN Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring EKN Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the EKN Agent, require it to resign in accordance with paragraph (b) above. In this event, the EKN Agent shall resign in accordance with paragraph (b) above.

25.3	Lenders’ indemnity to the EKN Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the EKN Agent within five Business Days of demand, against any cost, loss or liability incurred by the EKN Agent (otherwise than by reason of the EKN Agent’s gross negligence or wilful misconduct) in acting as EKN Agent under the Finance Documents (unless the EKN Agent has been reimbursed by the Borrower pursuant to a Finance Document).

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(ii)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution,

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(i)

each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(ii)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment and only in the case of a Lender, it shall provide a copy of the MT199 from the relevant remitting bank as evidence of such payment to the Facility Agent.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower), Clause 28.4 (Clawback) and Clause 24.16 (Deduction from amounts payable by the Facility Agent )) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)

The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the Facility Agent’s records as being so entitled on that date, provided that the Facility Agent is authorized to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

28.3	Distributions to the Borrower

The Facility Agent may (in accordance with Clause 29 (Set-Off) or otherwise apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the EKN Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below dollars is the currency of account and payment for any sum from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES/COMMUNICATIONS

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

30.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	in the case of the Borrower, that identified with its name below;

(ii)	in the case of each Lender, that notified in writing to the Facility Agent and the EKN Agent on or prior to the date on which it becomes a Party; and

(iii)	in the case of the Facility Agent and EKN Agent, that identified with its name below,

or any substitute address, fax number, email address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if such email has complied with the rules under Clause 30.4 (Electronic communication).

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

30.4	Electronic communication

(a)

Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Subject to Clause 34.2 (Exceptions), terms of this Agreement may not be amended or waived without the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

(c)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger may not be effected without the consent of the Facility Agent or the Arranger.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	a reduction in the Margin, CIRR or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)

an extension of a Repayment Date, an Interest Payment Date or the date of payment of any other amount under the Finance Documents, any increase or extension to any Commitment or any other clause a change to which expressly requires the consent of all the Lenders; or

(iv)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Facility Agent, the EKN Agent or the Arranger may not be effected without the consent of the Facility Agent, the EKN Agent or the Arranger as the case may be.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

37.	ARBITRATION

37.1	Arbitration

(a)

Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules (the “Arbitral Tribunal”).

(b)	The seat and place of arbitration shall be Singapore and the language of the arbitration shall be English.

(c)	The Arbitral Tribunal shall have the power to award the costs and expense of arbitration including the costs of legal representation and assistance to the successful party in arbitration.

(d)

Any award of the Arbitral Tribunal shall be final and conclusively binding on the Parties from the date it is made and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the Arbitral Tribunal.

(e)

To the fullest extent allowed by applicable law, each of the Parties hereby waives any right to appeal any award of the Arbitral Tribunal. Judgment upon any award of the Arbitral Tribunal may be entered in any court having jurisdiction, and for the purposes of enforcing any such arbitral award, each of the Parties irrevocably submits to the jurisdiction of any court sitting where its material assets may be found.

(f)

Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction to the maximum extent permitted by applicable law.

(g)

By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Facility A

Name of Original Lender	Facility A Commitment (in US$)
The Hongkong and Shanghai Banking Corporation Limited	60,000,000
ABN AMRO Bank N.V., Stockholm Branch	40,000,000
Total Facility A Commitment	100,000,000

Facility B

Name of Original Lender	Facility B Commitment (in US$)
The Hongkong and Shanghai Banking Corporation Limited	93,000,000
ABN AMRO Bank N.V., Stockholm Branch	62,000,000
Total Facility B Commitment	155,000,000

Facility C

Name of Original Lender	Facility C Commitment (in US$)
The Hongkong and Shanghai Banking Corporation Limited	36,000,000
ABN AMRO Bank N.V., Stockholm Branch	24,000,000
Total Facility C Commitment	60,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

CONDITIONS PRECEDENT TO INITIAL UTILIZATION

1.	The Borrower

1.1	A copy of the constitutional documents of the Borrower.

1.2

A copy of a resolution of the board of commissioners and the board of directors of the Borrower approving the financing and the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and:

(i)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(ii)

authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including the Utilization Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorized by the resolution referred to in paragraph 1.2 above.

1.4	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

1.5

A certificate of an authorized signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

2.1	A legal opinion of Clifford Chance, legal advisers to the Arranger and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

2.2

A legal opinion of Hadiputranto, Hadinoto & Partners, legal advisers to the Arranger and the Facility Agent in Indonesia, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

2.3	A legal opinion of MAQS, legal advisers to the Arranger and the Facility Agent in Sweden, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

3.1	Original copies of any other Finance Documents not previously listed in this Schedule 2 executed by the parties thereto.

3.2	A copy of the Original Financial Statements.

3.3	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilization Date.

3.4

Any other Authorization or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

3.5	Evidence that the Borrower has filed this Agreement with Bank Indonesia, the Ministry of Finance and the Team for the Coordination of the Management of Offshore Commercial Loans (PKLN Team).

3.6	Written confirmation from the Borrower that the Commercial Contract is in full force and effect.

3.7

A certified copy of an incumbency certificate and/or power of attorney from each Supplier authorizing specified persons to sign each Supplier Certificate, together with a specimen signature of such person.

3.8	The SEK Funding Cost Letter.

3.9	Evidence that each of the Original Lenders have transferred their respective Commitments to SEK and that each such transfer has been notified to and acknowledged by the Borrower.

SCHEDULE 3

FORM OF UTILIZATION REQUEST AND SUPPLIER CERTIFICATE

Part I

Utilization Request

From: PT Indosat Tbk

To: [insert name of Facility Agent]

Dated:

Dear Sirs

PT INDOSAT TBK—Facility Agreement

dated [            ] 2009 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilization Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilization Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Proposed Utilization Date:	[ ]

(b)	Facility to be utilized:	[Facility A / Facility B / Facility C]*

(c)	Amount:	[ ]

(d)	Amount of Loan required to be applied in [payment / reimbursement] of Export Content under the Commercial Contract pursuant to Clause 3.1 (Purpose):	[ ]

(e)	Amount of Loan required to be applied in [payment / reimbursement] of the Local Costs under the Commercial Contract pursuant to Clause 3.1 (Purpose):	[ ]

(f)	Interest Period:	[6 Months]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilization Request.

4.	The proceeds of this Loan should be credited as follows:

(a)

the amount specified in paragraph 2(d) above to [[the account specified by Ericsson AB in the Supplier Certificate attached to this Utilization Request] in the name of Ericsson AB and/or [account number of the Borrower] in the name of PT Indosat Tbk.]; and

(b)

the amount specified in paragraph 2(e) above to [[the account specified by PT Ericsson Indonesia in the Supplier Certificate attached to this Utilization Request] in the name of PT Ericsson Indonesia and/or [account number of the Borrower] in the name of PT Indosat Tbk.].

5.	[A copy of the relevant Supplier’s Certificate (and all attachments thereto) is attached.]**

6.	This Utilization Request is irrevocable.

Yours faithfully

authorized signatory for
PT INDOSAT TBK

*	Delete as appropriate.
**	Insert where required pursuant to Clause 4.2(c)

Part II

Supplier Certificate to Accompany a Utilization Request from the Borrower

Certificate No: [            ]

To: [insert name of Facility Agent]

Copy:

Date: [            ]

From: [Ericsson AB, Sweden]/[PT Ericsson Indonesia]

PT Indosat Tbk. (the “Buyer”) Commercial Contract dated [—]

We refer to the [insert details of the Commercial Contract] (referred to in this certificate as the “Commercial Contract”).

We hereby confirm that of the amount of [US$ insert 100% of the amount payable] under the Export Content (the “Invoiced Contract Amount”) and/or the amount of [US$ insert 100% of the amount payable] under the Local Costs (the “Invoiced Local Costs”):

(a)

[US$[insert an amount equal to at least [—]% of the Invoiced Contract Amount] and/or US$[insert an amount equal to at least [—]% of the Invoiced Local Costs] has been paid by the Buyer to us on or prior to the Starting Point of Credit, this amount corresponding to at least 15% down payment of the amount of the export and Local Costs deliveries to be financed under the Commercial Contract and];

(b)

[[US$ insert an amount up to [—]% of the Invoiced Contract Amount] and/or US$[insert an amount equal to at least [—]% of the Invoiced Local Costs] (the “Outstanding Amount”) has been paid to us on [date].]

/

[US$ insert an amount up to [—]% of the Invoiced Contract Amount] has been invoiced to the Buyer and is to be paid to us on or before [date] to account [—]] [and/or] [US$[insert an amount equal to at least [—]% of the Invoiced Local Costs] (the “Outstanding Amount”) has been invoiced to the Buyer and is to be paid to us on or before [date] to account [—]];

(c)	relates to goods and services supplied under the Commercial Contract with origin and source in accordance with our declaration to EKN and delivered to the Buyer in Indonesia.

We hereby warrant that:

(a)

the Outstanding Amount does not include any sums which have already been covered under any other Supplier Certificate issued by us in relation to the Commercial Contract and all other amounts due and payable under the Commercial Contract have been duly paid;

(b)	the Outstanding Amount when aggregated with any other amounts covered under any other Supplier Certificate issued by us in relation to the Commercial Contract does not exceed the aggregate of US$[—];

(c)

the Commercial Contract is legal, valid and binding, has not been terminated or materially amended or waived to the extent it may have an impact on the EKN Guarantee issued or to be issued in connection with the deliveries under the Commercial Contract and we have not taken any action intended to lead to a termination of future deliveries under the Commercial Contract;

(d)	the goods supplied under the Commercial Contract are manufactured by Ericsson AB, Sweden and the services under the Commercial Contract are provided by PT Ericsson Indonesia; and

(e)

[Ericsson AB, Sweden/PT Ericsson Indonesia has obtained in relation to the Commercial Contract all authorizations, consents or approvals from the relevant Swedish and Indonesian authorities if and when required.]

We hereby undertake to deliver without delay a summary of invoices in a form agreed with the Facility Agent.

We also hereby undertake to supply you with such additional information and documentation in our possession and such clarification to our knowledge, as you advise us is reasonably necessary in connection with the Commercial Contract and/or the EKN Guarantee.

For and on behalf of:

Ericsson AB, Sweden/PT Ericsson Indonesia.

Name:

Title:

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To: [                    ] as Facility Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

PT Indosat Tbk—Facility Agreement

dated [            ] 2009 (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Transfer Certificate, Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

2.1

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

2.4	The New Lender confirms that it is a “New Lender” within the meaning of Clause 22 (Changes to the Lenders).

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [            ].

Facility Agent for itself and on behalf of each other Finance Party and the Borrower [                        ]

By:

SCHEDULE 5

TIMETABLES

Delivery of the Utilization Request under 5 (Utilization).	U-5 9.30am (London time)

Facility Agent notifies the Lenders of the Utilization	U-5 3.00pm (London time)

LIBOR is fixed	Quotation Day (U-2) at or about 11:00 a.m. (London time)

“U” = date of Utilization

“U - X” = X Business Days prior to date of Utilization

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	PT Indosat Tbk

Dated:

Dear Sirs

PT Indosat Tbk—Facility Agreement

dated [            ] 2009 (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of financial covenants and whether the Borrower is in compliance with those covenants.]

3.	[We confirm that no Default is continuing.]

Signed:

Officer of

PT Indosat Tbk

[Insert applicable certification language]

SIGNATURES

THE BORROWER

PT INDOSAT TBK

By:
Name:
Title:
Address:	Jl. Medan Merdeka Barat No. 21 Jakarta 10110, Indonesia
Fax:	+62 21 3483 3077
Attention:	Group Head of Treasury

THE ARRANGERS

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:
Name:
Title:
Address:	The Hongkong and Shanghai Banking Corporation Limited
Level 15, HSBC Main Building
1 Queen’s Road
Central, Hong Kong
Fax:	+852 3409 2053
Attention:	Christopher Green

ABN AMRO BANK N.V., HONG KONG BRANCH

By:
Name:
Title:
Address:	(copy to) RBS, Export, Project and Commodity Finance
30th Floor, AIG Tower
1 Connaught Road
Central, Hong Kong
Fax:	+852 3691 3149
Attention:	Evert-Jan Zondag (evert.jan.zondag@rbs.com)

THE FACILITY AGENT

HSBC BANK PLC

By:
Name:
Title:
Address:	Level 18, 8 Canada Square
London E14 5HQ
Fax:	+44 (0)20 7992 4428
Attention:	Alan P Marshall

THE EKN AGENT

HSBC BANK PLC

By:
Name:
Title:
Address:	Level 18, 8 Canada Square
London E14 5HQ
Fax:	+44 (0)20 7992 4428
Attention:	Alan P Marshall

THE ORIGINAL LENDERS

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:
Name:
Title:
Address:	The Hongkong and Shanghai Banking Corporation Limited
Level 15, HSBC Main Building
1 Queen’s Road
Central, Hong Kong
Fax:	+852 3409 2053
Attention:	Christopher Green

ABN AMRO BANK N.V., STOCKHOLM BRANCH

By:
Name:
Title:
Address:	Project & Export Finance
Strandvagen 1, Box 5324
Stockholm, 10247
Sweden
Fax:	+46 85 7235 017
Attention:	Lena Bertilsson (lena.bertilsson@rbs.com) / Anna Boisen (anna.boisen@rbs.com)